Exhibit 10.1

ELANDIA INTERNATIONAL INC.,

a Delaware corporation

SECOND AMENDMENT TO

PREFERRED STOCK PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT dated as of April 30, 2008 (this “Amendment”), is entered into by and between ELANDIA INTERNATIONAL INC., a Delaware corporation (the “Company”); and STANFORD INTERNATIONAL BANK LTD., an Antiguan banking corporation (“SIBL” or the “Purchaser”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned to them in the PSPA (defined below).

RECITALS

WHEREAS, the Company and the Purchaser entered into that certain Preferred Stock Purchase Agreement, dated as of February 20, 2008 (the “Original Agreement”), whereby the Purchaser agreed to purchase and the Company agreed to sell, for an aggregate purchase price of $40,000,000, (i) 5,925,926 shares of shares of the Company’s Series B Preferred Stock, and (ii) Warrants to purchase an aggregate of 4,158,000 shares of the Common Stock, subject to adjustment as provided in the Warrants;

WHEREAS, the Company and the Purchaser entered into that certain First Amendment to Preferred Stock Purchase Agreement dated February 28, 2008 (the “First Amendment” and together with the Original Agreement, the “PSPA”), whereby, among other things, the Purchaser and the Company accelerated the Purchaser’s purchase obligation under Section 1(b) of the Original Agreement in order for the Purchaser to effectuate the final four purchases of shares of Series B Preferred Stock, on the terms and conditions set forth in the PSPA;

WHEREAS, the Purchaser has agreed to purchase up to Five Million Dollars ($5,000,000) worth of shares of Common Stock from certain stockholders (the “Selling Stockholders”) of the Company for the purchase price of $3.97 per share, on the terms and conditions set forth in those stock purchase agreements by and among the Purchaser, the Company and such Selling Stockholders (the “SPAs”);

WHEREAS, the Company is a party to the SPAs in order to (i) grant a release in favor of, and obtain a release from, the Selling Stockholders and (ii) benefit from lock-up provisions applicable to the shares of Company Common Stock retained by the Selling Stockholders, all on the terms and conditions set forth in each SPA (the benefits received by the Company under the SPAs, the “Company Benefits”);

WHEREAS, the Purchaser would not have entered into the SPAs and the Company would not receive the Company Benefits unless the Company agreed to reduce the Purchaser’s purchase obligation under Section 1(d) of the PSPA on a dollar-for-dollar basis by the amount of the aggregate purchase price payable by Purchaser pursuant to the SPAs; and

WHEREAS, the Company and the Purchaser desire to further amend the PSPA to (i) further accelerate the Purchaser’s purchase obligation under Section 1(b) of the PSPA and (ii) reduce the Purchaser’s purchase obligation under Section 1(d) of the PSPA on a dollar-for-dollar basis by the amount of the aggregate purchase price payable by Purchaser pursuant to the SPAs, on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Acknowledgment of Share Purchases Pursuant to First Amendment. The Purchaser and the Company acknowledge that (a) on February 28, 2008 and pursuant to the terms of the First Amendment, the Company sold to Purchaser, and the Purchaser purchased from the Company, (i) 1,185,184 shares of the Series B Preferred Stock and (ii) Warrants to purchase 4,158,000 shares of the Common Stock, for an aggregate purchase price of $8,000,000, and (b) such purchase reduces the Purchaser’s remaining purchase obligation under Section 1(b) of the PSPA on a dollar-for-dollar basis.

2. Acceleration of Funding under Section 1(b). The table set forth in Section 1(b) of the PSPA shall be deleted in its entirety and replaced with the following table:

COMPLETED PURCHASE OBLIGATION UNDER SECTION 1(b)

CLOSING DATE	PURCHASE PRICE		NUMBER OF SHARES OF SERIES B PREFERRED STOCK	NUMBER OF WARRANTS
February 28, 2008		$8,000,000	1,185,184	4,158,000

REMAINING PURCHASE OBLIGATION UNDER SECTION 1(b)**

April 18, 2008	++$	4,000,000	592,594	—

April 25, 2008	++$	4,000,000	592,594	—

May 9, 2008		$4,000,000	592,593	—

May 23, 2008		$4,000,000	592,593	—

May 30, 2008		$4,000,000	592,592	—

June 6, 2008		$4,000,000	592,592	—

June 13, 2008		$4,000,000	592,592	—

June 20, 2008		$4,000,000	592,592	—

SUBTOTAL FOR REMAINING PURCHASE OBLIGATIONS:		$32,000,000	4,740,742	—

TOTAL FOR COMPLETED PURCHASE OBLIGATIONS AND REMAINING PURCHASE OBLIGATIONS:		$40,000,000	5,925,926	4,158,000

**	net of advisory fees and other fees and expenses payable by the Company pursuant to Section 8(a) of the PSPA.
++	The Purchaser and the Company acknowledge that on April 18, 2008 and April 25, 2008 the Company sold to Purchaser, and the Purchaser purchased from the Company 1,185,188 shares of the Series B Preferred Stock for an aggregate purchase price of $8,000,000.

The defined terms “First Closing” and “First Closing Date” set forth in the PSPA shall be revised such that, subject to the other terms and conditions of the PSPA, the “First Closing” shall occur on, and the “First Closing Date” shall be, April 18, 2008.

3. Reduction of Purchase Obligation under Section 1(d). The Purchaser’s purchase obligation under Section 1(d) of the PSPA is hereby reduced on a dollar-for-dollar basis by the amount of the aggregate purchase price payable by Purchaser pursuant to the SPAs.

4. Miscellaneous.

The PSPA is reaffirmed and ratified in all respects, except as expressly provided herein.

The Company’s representations and warranties contained in the PSPA are true and correct in all respects on and as of the date hereof, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all respects on and as of such earlier date. The Company has performed all covenants and agreements required to be performed pursuant to the PSPA in all respects on and as of the date hereof and as of the date hereof there exists no violation or default (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default) under the PSPA.

In the event of any conflict between the terms or provisions of this Amendment and the PSPA, then this Amendment shall prevail in all respects. Otherwise, the provisions of the PSPA shall remain in full force and effect.

The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Amendment, which may be reasonably required for the implementation of this Amendment and the transactions contemplated hereby.

The Company shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Amendment and consummation of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof. At the Closing, the Company shall reimburse the Purchaser for all of the Purchaser’s reasonable out-of-pocket expenses incurred in connection with the negotiation of performance of this Amendment, including without limitation reasonable fees and disbursements of counsel to the Purchaser.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ELANDIA INTERNATIONAL INC.

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

PURCHASER:

STANFORD INTERNATIONAL BANK LTD.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer

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